                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D. C.  20549


                                  FORM 8-K


                       PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

               Date of Earliest Event Reported - July 1, 1994


                         FIRST VIRGINIA BANKS, INC.
           (Exact name of registrant as specified in its charter)



       Virginia               1 - 6580           54-0497561
(State of Incorporation)    (Commission        (IRS Employer
                             File Number)    Identification No.)



6400 Arlington Boulevard          Falls Church Virginia  22042
(Address off principal executive offices)             (Zip Code)



                          (703) 241-3656
      (Registrant's telephone number, including area code)



                         Not Applicable
     (Former name or address, if changed since last report)



The exhibit index as required by item 601(a) of Regulation S-K is included on page 4 of this report.



This report contains a total of 7 pages.






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Item 5.   OTHER EVENTS


     First Virginia Banks, Inc. ("First Virginia") is filing this Form 8-K to disclose that on July 1, 1994, First Virginia and Farmers National Bancorp ("Bancorp") reached an Agreement and Plan of Reorganization ("Agreement") under which Bancorp agreed to be merged into First Virginia. Under the Agreement, shareholders of Bancorp will receive 1.5 shares of First Virginia Common Stock for each of their 2,699,056 outstanding shares. Up to 30% of the outstanding Bancorp Common Stock may be exchanged for $58.53 in cash at the option of Bancorp's shareholders.

     Bancorp operates three banks: the fifteen office, $627 million Farmers National Bank of Maryland which possesses the lead market share in the Annapolis area; the four office, $54 million Atlantic National Bank which operates in the Ocean City and Salisbury, Maryland areas; and the one office, $29 million Caroline County Bank which operates in Greensboro, Maryland. The Agreement states that all three of these banks will become state-chartered Federal Reserve member banks and also wholly owned subsidiaries of First Virginia.

     First Virginia will issue up to 4,048,584 shares to Bancorp shareholders depending on the percentage of shareholders electing cash. For those shareholders electing to receive First Virginia Common Stock, the exchange should be tax-free. In connection with this merger, First Virginia will purchase up to 2,700,000 of its shares and will treat the transaction as a purchase.

     The transaction is subject to the completion of a due diligence review by First Virginia and to approval by Bancorp shareholders, as well as state and federal regulatory authorities. It is intended that the merger will occur some time in the fourth quarter of 1994.


Item 7.   FINANCIAL STATEMENTS AND EXHIBITS


Exhibit No.                        Description of Exhibit


     1                        Press Releases dated July 1, 1994
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                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.




                              FIRST VIRGINIA BANKS, INC.
                              (Registrant)



Date:  July  7, 1994          By  /s/ Barry J. Fitzpatrick
                                  Barry J. Fitzpatrick, Executive
                                  Vice President
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                          EXHIBIT INDEX


Exhibit No.              Description of Exhibit              Page

     1              Press Releases dated July 1, 1994          5

                                                      EXHIBIT 1

#2250
FOR IMMEDIATE RELEASE    Contact:  Richard F. Bowman
July 1, 1994                       (703) 241-3685 (Falls Church)
                                                OR
                                   John M. Suit, II
                                   (410) 263-2603 (Annapolis)


     FARMERS NATIONAL BANCORP TO MERGE WITH FIRST VIRGINIA BANKS, INC.


     The directors of Farmers National Bancorp, a $709 million multi-bank holding company headquartered in Annapolis, Maryland have agreed to affiliate with First Virginia Banks, Inc., a $7.2 billion multi-bank holding company headquartered in Fairfax, Virginia. The announcement was made jointly today by Charles L. Schelberg, Chairman of the Board, and John M. Suit, II, President and Chief Executive Officer, of Farmers National, and Robert H. Zalokar, Chairman and Chief Executive Officer of First Virginia. Farmers National Bancorp operates three banks: the 15 office, $627 million Farmers National Bank of Maryland which possesses the leading market share in the Annapolis area; the four office, $54 million Atlantic National Bank which operates in the Ocean City and Salisbury areas; and the one office, $29 million Caroline County Bank which operates in Greensboro, Maryland.

     Shareholders of Farmers National Bancorp will receive 1.5 shares of First Virginia common stock for each of their 2,699,056 outstanding shares. Up to 30% of the outstanding shares may be exchanged for $58.53 in cash at the option of Farmer's shareholders. Based on the most recent closing price of First Virginia, the value per share of Farmers National is approximately $56.28 and aggregates $151.9 million. The price is approximately 2.03 times the estimated book value of Farmers National at the time of the merger in late 1994 and is 16.2 times Farmer's estimated 1994 earnings per share.

     First Virginia will issue up to 4,048,584 shares to Farmers National shareholders depending on the percentage of shareholders electing cash. For those shareholders electing to receive First Virginia stock the exchange will be tax-free. In connection with this merger, First Virginia will repurchase up to 2,700,000 of its shares and will treat the transaction as a purchase. The combined organization will have a Tier I capital ratio of approximately 14.7%, a total capital ratio of 16.0% and a leverage ratio of 8.5%, which are among the highest of all banks in the country.

     For the year ended December 31, 1993, Farmers National produced a return on assets of 1.4% and a return on equity of 14.2%. First Virginia expects a combination of growth, additional product offerings and cost savings to absorb the initial dilution of 1.5% within two years, after which there will be a positive addition to earnings per share.

     Messrs. Suit and Zalokar stated that a definitive agreement had been entered into and that the transaction is subject to completion of a due diligence review and to approval by Farmers National Bancorp shareholders as well as state and federal regulatory authorities. Following the merger, which will occur as early as the fourth quarter of 1994, Farmers National Bank of Maryland will continue to operate as a separate member bank within the First Virginia group under the name of Farmers Bank of Maryland. John H. Suit, II, President and Chief Executive Officer of the bank, will continue in that capacity with Farmers.

     Mr. Suit commented that the affiliation with the oldest major bank holding company in Virginia would enable Farmers National to improve the already excellent service provided to its customers by taking advantage of the greater resources of First Virginia in serving the needs of its customers in the Maryland market.

     Mr. Zalokar commented that the affiliation with Farmers National represented an entry into several of the most attractive markets in the region. In addition to containing some of the highest income and growth characteristics in the nation, Mr. Zalokar noted that the markets served by Farmers National logically complemented and significantly improved the First Virginia presence in Maryland.

       First Virginia's return on assets and capital ratios have made it the most profitable and best capitalized major banking company in Virginia for the last decade. First Virginia common stock is traded on the New York and Philadelphia Stock Exchanges. There are currently 20 member banks within the group: 14 banks in Virginia with 269 offices; two banks with 37 offices in the Maryland suburbs of Baltimore and Washington; and four banks with 23 offices in east Tennessee. On June 17, 1994, FNB Financial Corporation in Knoxville, Tennessee affiliated with First Virginia. First Virginia and its lead bank also have mortgage and insurance subsidiaries with offices in seven states from New Jersey to North Carolina.

                                  #  #  #

Falls Church, Virginia

#2251
JULY 1, 1994                                    CONTACT: Richard F. Bowman
FOR IMMEDIATE RELEASE
(703) 241-3685



       FIRST VIRGINIA ANNOUNCES INCREASE IN STOCK REPURCHASE PROGRAM



     The Board of Directors of First Virginia Banks, Inc. has authorized the purchase of up to 2,700,000 shares of First Virginia Banks, Inc. common stock. This program replaces the program announced earlier this year to purchase up to 1,000,000 shares of First Virginia Banks, Inc. common stock and will be used for various corporate purposes other than for the Dividend Reinvestment and Stock Purchase Plan of the Corporation. It is expected that the shares will be purchased over the next twelve months through open market purchases. Currently there are 32,425,000 shares of common stock outstanding

     Initially, purchased shares will be used in connection with the proposed acquisition of Farmers National Bancorp, a $709 million asset, multi-bank holding company headquartered in Annapolis, Maryland which was also announced today.

     First Virginia common stock is traded on the New York and Philadelphia Stock Exchanges. There are currently 20 member banks within the group, 14 of which operate 269 offices in Virginia, two banks with 37 offices in the Maryland suburbs of Baltimore and Washington, and four banks with 23 offices in east Tennessee. On June 17, 1994 FNB Financial Corporation in Knoxville, Tennessee affiliated with First Virginia. First Virginia and its lead bank also have mortgage and insurance subsidiaries with offices in seven states from New Jersey to North Carolina.


Falls Church, Virginia